                                                                    EXHIBIT 99.1


                                 [EPIMMUNE LOGO]

               5820 Nancy Ridge Drive, San Diego, California 92121
                   Phone: (858) 860-2500- Fax: (858) 860-2600


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FOR FURTHER INFORMATION

AT EPIMMUNE:              AT FINANCIAL RELATIONS BOARD:
Robert De Vaere           Lars Glassen                              Tricia Ross
VP, Finance & Admin.      General Information                       Investor/Analyst Information
& CFO                     (310) 407-6517                            (310) 407-6540
(858) 860-2500            lglassen@financialrelationsboard.com      tross@financialrelationsboard.com

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FOR IMMEDIATE RELEASE
AUGUST 10, 2004


               EPIMMUNE REPORTS FINANCIAL RESULTS FOR THE QUARTER
                       AND SIX MONTHS ENDED JUNE 30, 2004

SAN DIEGO, AUGUST 10, 2004 - EPIMMUNE INC. (NASDAQ: EPMN) today announced its financial results for the quarter and six months ended June 30, 2004.

During the quarter, cash and cash equivalents increased by $4.5 million to an ending balance of $9.7 million at June 30, 2004, from $5.2 million at March 31, 2004. The increase in cash and cash equivalents was due to completion of a private placement in April 2004 in which the Company raised net proceeds of approximately $5.0 million. The proceeds from the private placement were partially offset by cash used for operations, primarily to fund three ongoing clinical trials. The Company's net cash outflow from operations and investment activities for the quarter and six months ended June 30, 2004, which excludes cash received from financing activities, was approximately $0.6 million and $1.8 million, respectively.

Revenue for the quarter and six months ended June 30, 2004 was $1.9 million and $4.4 million, respectively, compared to $1.8 million and $3.2 million for the same periods in 2003. The increase in revenue in the second quarter of 2004 compared to the second quarter of 2003 was primarily due to reimbursement under new grants and contracts the Company has received from the National Institutes of Health (NIH). These increased reimbursements were partially offset by lower licensing, milestone and contract revenues from the programs previously partnered with Genencor and now partnered with Innogenetics. Several of these programs have advanced to clinical development or late stage preclinical development and did not require the level of support from the Company in the second quarter of 2004 compared to the same period in 2003.

Operating expenses for the quarter and year to date, respectively, were $2.8 million and $5.8 million, compared to $3.9 million and $7.2 million for the same periods in 2003. The Company's work force reduction in September 2003 resulted in lower labor and associated costs in the second quarter and first six months of 2004, compared to the same periods in 2003. Also, higher comparative operating expenses in the second quarter of 2003 included a write off of $0.5 million for legal, investment banking and accounting charges related to a proposed merger that was terminated. Operating expenses during the second quarter and first six months of 2004 continued to be focused primarily on


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Financial Relations Board serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and is receiving compensation therefor. The information contained herein is furnished for informational purposes only and is not to be construed as an offer to buy or sell securities.

Epimmune Inc.
Page 2 of 4

three vaccine clinical trials, two directed at cancer therapies with the Company's EP-2101 vaccine and one at treatment of HIV with the Company's EP-1090 vaccine.

Net loss for the second quarter of 2004 was $0.9 million, or $0.06 per basic and diluted share compared with a net loss of $2.0 million, or $0.17 per basic and diluted share for the same period in 2003.

BUSINESS OUTLOOK

Epimmune currently projects that for 2004, revenues will be in the range of $8.5 to $10.0 million and total costs and expenses will be in the range of $14.0 to $15.0 million. With existing cash, and interest earned thereon, along with receipts from existing grants and contracts, the Company expects to be able to maintain its current level of operations through 2005, based on anticipated expenditures.

ABOUT EPIMMUNE INC.

EPIMMUNE INC., based in San Diego, is focused on the development of vaccines using multiple epitopes to specifically activate the body's immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single vaccine candidate, the immune response can be both targeted and optimized for strength. Epimmune's therapeutic vaccine candidates have been designed to treat disease by stimulating the body's immune system to respond aggressively to infections such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company's prophylactic vaccine candidates have been designed to protect against disease by teaching the body's immune system to react quickly when exposed to infectious agents. Epimmune's technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response without degrading product efficacy. For more information on Epimmune, visit www.epimmune.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect management's current views of future events, including the anticipated benefits to Epimmune of its collaborations and NIH grants and contracts, anticipated trends in revenue and operating expenses, and projections regarding maintaining current and planned operations. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the risks that the Company's revenue for 2004 will be less than expected, that the Company's operating expenses will be greater than expected, the risks associated with the Company's ability to develop pharmaceutical products using epitopes, the ability of epitope-based products to control infectious diseases and cancer, the safety and efficacy of epitope-based products in humans, the Company's ability to enter into and maintain collaborations and license arrangements, the efforts of the Company's collaborators and licensees to develop and commercialize products using the company's technologies, achievement of research and development objectives by the Company and any collaborator, the timing and cost of conducting the HIV, lung and colorectal cancer clinical trials, and the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors are more fully discussed in the Company's Annual Report on Form 10-K, as amended, filed with the SEC for the


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
Epimmune Inc.
Page 3 of 4


year ended December 31, 2003, the Company's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2004 and other periodic reports filed with the Securities and Exchange Commission. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.


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
Epimmune Inc.
Page 4 of 4


                                  EPIMMUNE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                    (in thousands, except per share amounts)

                                             Three months ended June 30,      Six months ended June 30,
                                                2004            2003            2004            2003
                                             ---------------------------      -------------------------
Revenues:
   License fees and milestones                $    127        $    246        $    224        $    449
   Research grants and contract revenue          1,736             519           3,190             774
   Related party revenue                          --             1,023           1,026           1,996
                                              --------        --------        --------        --------
Total revenues                                   1,863           1,788           4,440           3,219

Costs and expenses:
   Research and development                      2,232           2,835           4,639           5,446
   General and administrative                      522           1,042           1,180           1,725
                                              --------        --------        --------        --------
Total costs and expenses                         2,754           3,877           5,819           7,171

Loss from operations                              (891)         (2,089)         (1,379)         (3,952)
Interest income, net                                22              58              26             123
Other income (expense), net                         (3)             (1)             (4)             (4)
                                              --------        --------        --------        --------
Net loss                                      $   (872)       $ (2,032)       $ (1,357)       $ (3,833)
                                              ========        ========        ========        ========
Net loss per share -
  basic and diluted                           $  (0.06)       $  (0.17)       $  (0.09)       $  (0.33)
                                              ========        ========        ========        ========
Shares used in computing net
  loss per share - basic and diluted            15,782          11,742          14,619          11,709
                                              ========        ========        ========        ========


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                            June 30,         December 31,
                                             2004                2003
                                         -----------         ------------
                                         (unaudited)
Assets:
Current assets:
   Cash and cash equivalents               $ 9,652              $ 6,416
   Other current assets                      1,208                1,198
                                           -------              -------
Total current assets                        10,860                7,614

Restricted cash                                354                  472
Property and equipment, net                  1,079                1,145
Patents and other assets                     3,574                3,462
Total assets                               $15,867              $12,693
                                           =======              =======

Liabilities and stockholders'
  equity
Current liabilities                        $ 2,143              $ 2,770
Other liabilities                              213                  212
Stockholders' equity                        13,511                9,711
                                           -------              -------
Total liabilities and
  stockholders' equity                     $15,867              $12,693
                                           =======              =======

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